Exhibit 21

SUBSIDIARIES OF JOHN WILEY & SONS, INC. (1)
As of April 30, 2020

Jurisdiction In Which Incorporated

Wiley edu, LLC	Delaware
Wiley Periodicals LLC	Delaware
Inscape Publishing LLC	Delaware
Profiles International, LLC	Texas
PIIEU Ltd	United Kingdom
Wiley Publishing LLC	Delaware
Wiley India Private Ltd.	India
Wiley APAC Services LLP	India
WWL LLC	Delaware
Wiley Global Technology (Private) Limited	Sri Lanka
John Wiley & Sons Rus LLC	Russia
Wiley International LLC	Delaware
John Wiley & Sons (HK) Limited	Hong Kong
Wiley HK2 Limited	Hong Kong
John Wiley & Sons Canada Ltd	Canada
Zyante Inc.	Delaware
Wiley Europe Investment Holdings, Ltd.	United Kingdom
Wiley Europe Ltd.	United Kingdom
Wiley Heyden Ltd.	United Kingdom
John Wiley & Sons, Ltd.	United Kingdom
E-Learning SAS	France
Atypon Systems Ltd UK	United Kingdom
John Wiley & Sons Singapore Pte. Ltd.	Singapore
John Wiley & Sons Commercial Service (Beijing) Co., Ltd.	China
MThree Corporate Consulting Limited	United Kingdom
MThree Corporate Consulting Limited	United States
Consultants M Trois Inc	Canada
Madgex Holdings Ltd	United Kingdom
J Wiley Ltd.	United Kingdom
John Wiley & Sons GmbH	Germany
Wiley-VCH Verlag GmbH & Co. KGaA	Germany
CrossKnowledge Group Limited	United Kingdom
Blackwell Science (Overseas Holdings)	United Kingdom
John Wiley & Sons A/S	Denmark
Blackwell Verlag GmbH	Germany
Wiley Publishing Japan KK	Japan
Wiley Publishing Australia Pty Ltd.	Australia
John Wiley and Sons Australia, Ltd.	Australia

(1)	The names of other subsidiaries that would not constitute a significant subsidiary in the aggregate have been omitted.